FY 2015 Q1 Earnings Release Conference Call Transcript
September 25, 2014

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's Fiscal 2015 First Quarter Conference Call. For those who need to reference today's press release, you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Corporate Finance and Treasurer.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to a mix of futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns, which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations, including equipment, NIKE Golf, Converse and Hurley are not included in these future numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Corporate Finance and Treasurer.

Kelley Hall, Vice President, Treasury and Investor Relations:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's Fiscal 2015 First Quarter Results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc.'s President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer,

Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions.

I will now turn the call over to NIKE Inc.'s President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everyone. Our Q1 results demonstrate that NIKE is, without a doubt, a growth company. NIKE, Inc. revenues grew 15% to $8 billion, gross margin expanded 170 basis points and diluted earnings per share increased 27% to $1.09.

On previous calls, I've highlighted 3 of NIKE's distinct competitive advantages: our relationship with athletes and consumers; our ability to innovate; and the power of our portfolio. Those advantages are the foundation for the Q1 results we just reported and the competitive separation we're driving in the marketplace.

First, our relationship with athletes and consumers are unparalleled. By relentlessly focusing on what they want and need, we propel our business forward. We use the insights we gained to deliver the products, services and experience athletes and consumers want. The lens we use to focus these relationships is our category offense, and the power of that approach is most clearly seen during global sports moments like the World Cup. These events provide us with the opportunity to showcase our most innovative products as the world's greatest athletes inspire us with their performance and their passion. They also create tremendous energy throughout the year, as we leverage these innovations and athletes' stories to deliver compelling products and experiences to consumers through their favorite sport.

As I think about the evolving consumer landscape, there are a number of trends that play to NIKE's strengths. The middle class is growing around the world, interest in sport continues to grow, and consumers are investing more and more in their own health and fitness. Apparel and footwear styles are becoming increasingly athletic. Because we know the consumer better than anyone else, we're able to leverage these developments to accelerate our growth. The result, we turn trends into real business momentum.

Second, let's talk about innovation. At the heart of our ability to achieve long-term growth is our unrivaled ability to innovate. NIKE delivers impressive innovations because we develop ever-sharper insights from athletes and consumers and we harness the power of new technologies, designs and materials. Our capabilities today are greater than they've ever been. Our challenge is to edit and focus those capabilities on the most significant opportunities. And when we do this effectively, we accelerate the pace of innovation, we create competitive separation and we deliver results like we did in Q1.

In just the past 90 days, we've demonstrated the versatility and potential of our advanced Flyknit technologies, with products in running, global football, basketball and most recently, football in the U.S. The consumer benefits are incredible, and looking ahead, I know the potential for this is significantly increasing the scope and scale this technology is very, very real. We set new levels of performance in apparel with products such as the NIKE Dri-FIT rain jacket, the NIKE Pro collection and the further extension of our Dri-FIT Knit, and collections like NIKE Tech Fleece continue to drive growth and distinction by leveraging technical performance features into premium sportswear apparel.

We launched the Air Jordan XX9, our lightest Jordan ever, bringing a new level of basketball performance to the Jordan Brand. And just last week, we expanded the potential of our Zoom Air technology with the launch of the LeBron 12. We have some very ambitious plans for this signature Air technology. I can't tell you much more now but I will say that the LeBron 12 is just the beginning of the revolution.

It's important to understand that NIKE's innovation agenda goes beyond product. It touches everything we do. One example is how we're leveraging the power of digital. The digital world moves fast, and NIKE is at the forefront. We're employing new ways to engage consumers online as we create communities, services and e-commerce experiences that fuel our growth strategies around the world. These strategies are strengthening our relationships with consumers and driving our business, as e-commerce revenues were up over 70% in the first quarter.

Going forward, we will innovate at an increasingly rapid pace. We are a growth company because we are an innovation company. That is why we are committed to sustained investment in this area. We know it fuels top and bottom line expansion and drives value for our shareholders. And when I look at our innovation pipeline, I see innovations that will, no doubt, surprise and delight. Innovations that are better for athletes, consumers and the planet. I couldn't be more excited about what's coming.

The final competitive advantage I want to highlight is the power of NIKE's portfolio. It's a complete offense that encompasses brands, geographies, categories, product types and channels. When all of these components are working together, the portfolio generates amazing growth. And when we double and triple click into the various dimensions of our business, we see even more potential.

The diversity within our portfolio is a tremendous competitive advantage. It allows us to thrive in a rapidly changing environment, create separation and ultimately, expand the market. Trevor will discuss the NIKE Brand's outstanding Q1 results in more detail, but let me give you 3 highlights from my point of view.

One, the NIKE Brand is strongly resonating with consumers around the world. We're delivering robust growth and profitability at some of our largest geographies, maintaining momentum in North America, accelerating growth in Western Europe and turning the corner with strong results in China.

Two, our category offense is accelerating growth. Our largest performance businesses, Running, Basketball and Global Football, continue to expand. Sportswear grew at a strong double-digit rate, and our Women's and Young Athletes businesses grew rapidly, in fact, faster than our Men's business.

And three, we're driving growth across an integrated marketplace. DTC revenues grew over 30% in the quarter, and our wholesale business grew double digits, reflecting strong growth in stores and online.

I've said that becoming a better retailer would make us a better wholesale partner. And our Q1 results are only the beginning. We have been extremely thoughtful about the investments we've made against our biggest growth opportunities across the portfolio. From accelerated product innovation to enhanced consumer experiences to sharply focused retail executions. It's the integration of complementary strategies and investments that leads to an acceleration of growth. And we will continue to make strategic investments to drive growth for years to come.

I'm tremendously proud of our Q1 results, the momentum and our management team's ability to seize opportunities and manage risk. At the same time, I've never been more excited about the potential to raise the bar even higher in the future. Thank you. And now, here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thanks, Mark. I'm also very proud of the results we reported for Q1. On a constant currency basis, NIKE Brand revenue grew 15%, with growth across all 6 geographies and nearly every key category. NIKE Brand DTC revenue increased 30%, driven by comp store growth of 15%, new store expansion and accelerated growth in online sales, up 70%. And global futures are a robust 14%. The great results we're reporting today clearly demonstrate the success of our vital growth strategy, the category offense. The power of the category offense is unleashed when NIKE works with our wholesale partners to develop an integrated marketplace. This happens when we have the right product at the right time, presented in a way that clearly differentiates the NIKE Brand to consumers.

A key component of this offense is our own DTC business, which is an important complement to the wholesale business around the globe. As I said, we delivered impressive growth in the quarter, with expansion in all 3 DTC concepts: in line, factory stores and NIKE.com.

Our investments in DTC as a strategic driver are clearly paying off, and we continue to see even greater potential ahead, and we're investing to create compelling presentations with our wholesale partners around the world as we expand the potential of the NIKE Brand in a holistic and integrated marketplace.

At NIKE, we earn our place with consumers every day. The World Cup is a great example of how we harness the power of sport to deepen the relationship between consumers and the NIKE Brand. We introduced more revolutionary product innovations in this World Cup than in any prior, and we're proud of the fact that more players wore NIKE boots on the pitch than all other brands combined. Nearly 1/3 of those players were Flyknit boots. That's amazing.

We delivered products to consumers in compelling retail experiences all over the world, from our first football-only store in Copacabana, Brazil, to NIKETOWNs in London and New York to football-focused executions with our wholesale partners around the world.

With great football products, compelling retail presentation and strong consumer engagement, we drove great results. All told, Global Football revenue grew at a strong double-digit rate in Q1. And as of the end of the quarter, we have the leading footwear market share in the 9 largest football markets around the world.

Next, I'd like to highlight Running. Our relentless drive to serve our athletes gives us an unmatched ability to meet their needs as they compete, train and express themselves. Our Q1 results demonstrate this with double-digit revenue growth, driven by premium footwear and apparel.

In footwear, the Pegasus 31, the LunarGlide 6 and the Free Flyknit have also grew exceptionally well. In apparel, our Dri-FIT Knit, with its seamless construction and comfortable fit, has continued to resonate with consumers. And in sportswear, we continue to showcase our deep heritage with products like the Air Max Lunar1, the NIKE Tech Windrunner jacket, which delivered strong results.

Like the athletes we serve, we look for ways to continually improve. We see tremendous growth opportunities for Running around the globe, and we look forward to another season of great events starting this fall with the NIKE Women's Half Marathon in San Francisco, followed by marathons from Chicago to Amsterdam to Shanghai.

Now I'd like to talk about our Women's business, which continued to grow faster than Men's. Q1 revenue for Women's grew at a strong double-digit pace as we focus on realizing the significant potential in this large and growing business. It all starts by engaging and inspiring consumers, and here are some key examples.

The NIKE+ Training Club has been downloaded nearly 17 million times and has become a personal trainer for women around the world. And we're also inspiring women with live experiences every day. 70,000 members participate in NIKE Run Clubs across the globe and more are joining daily.

We also lead the women's market by continuing to deliver innovative products such as the performance footwear for the gym like the NIKE Free Trainer 4.0; premium apparel such as the NIKE's sculp tights and the NIKE Pro Bra Collection, which saw exceptional sell-through; and iconic franchises that remain incredibly popular like our Air Max footwear and Sportswear Tech Pack apparel.

Lastly, we serve these consumers in increasingly dynamic retail environments. We're experiencing tremendous growth online, led by NIKE.com, and in-store, driven by sharper assortments and the continued expansion of the NIKE Training Club concept to in-line stores. And our printed and digital style guides are a key accelerator leading to increased conversion. All told, it is this complete offense that's driving impressive results for our Women's business.

Let me now turn to a few of our key geographies. First, Western Europe, where our incredible business momentum continued into the first quarter, with revenues up 25%. Our revenue growth was broad-based, with every key category and territory reporting double-digit growth. There is tremendous energy around the brand in Europe, with innovative products that are resonating with consumers. We saw strong results from both performance footwear and apparel as well as in sportswear.

A critical component to unlocking this growth is the work we've done in the marketplace. By creating category-specific retail destinations with partners like JD Sports, Foot Locker and Intersport, we have differentiated the NIKE Brand with consumers. We also leveraged our own DTC business, including NIKE.com, as a key component of a segmented marketplace.

We continue to evolve our DTC strategy, and the market share gains in nearly every territory send a strong signal that our efforts are working.

Next, the Emerging Markets, where revenues increased 10% in the quarter, with most territories growing in Q1.

In Brazil, the World Cup was a tremendous success for the NIKE Brand. Our ability to connect with consumers was unmatched, and our enthusiasm for the long-term potential of this critical market remains unchanged. That said, the recent weakening of the Brazilian economy requires us to carefully manage the marketplace to keep it healthy and productive for NIKE and our retail partners. While we are not immune to macro conditions, we are focused on maintaining strong brand momentum and deepening consumer connections as we work to elevate the marketplace for continued growth.

In Mexico, as discussed in previous quarters, distribution challenges led to an inconsistent flow of product into the marketplace. While the NIKE Brand continues to resonate with consumers, inventory levels at retail are higher than we would like given the slower sell-through in certain channels. In response, we are carefully managing the flow of product into the marketplace. At the same time, we are working with our wholesale partners to clear excess inventory already in the market. This is to ensure a healthy pull market in Mexico for the long term.

By staying closely attuned to consumer and marketplace dynamics, we seize opportunities and address challenges as they arise. Overall, we continue to see tremendous potential for long-term profitable growth in the emerging markets.

In Greater China, we continue to see strength in the NIKE Brand and positive near-term results from our actions to sharpen our product assortments and reset the marketplace. Revenues grew 20% in the quarter, led by 30% comp store growth in our own DTC doors. At the same time, partner doors that have been reset continued to outpace the rest of the fleet, delivering greater productivity and profitability.

As we continue to deliver innovative products and compelling experiences to consumers and reset additional retail locations, we are confident we can deliver double-digit long-term growth in this key market.

And finally, North America continues to be a growth driver for the company, with Q1 revenues up 12%. North America is a clear example of the incredible results we can drive with the category offense across an integrated marketplace. We saw growth in nearly every dimension of our business, wholesale and DTC, in-line, factory and online, in nearly all key categories and across our Men's, Women's and Young Athletes businesses. The category offense is unlocking new areas of growth in North America by serving unique consumer segments. The more we focus and separate ourselves, the more potential we discover in our largest geography.

Ultimately, the strategies we have deployed around the world are working, as the investments we have made are yielding tremendous results. I am proud of the accomplishments, and I'm excited about the opportunities as the momentum of our business continues to accelerate. To put it simply, Q1 was a great quarter and we're just getting started.

Thanks. Now here's Don.

Don Blair, EVP & Chief Financial Officer:

Thanks, Trevor. The outstanding results we delivered in Q1 continue to demonstrate the strength of the NIKE portfolio, exceeding the expectations we set only 90 days ago. As Mark discussed, these results are the product of aligned strategies and disciplined investment, creating a virtuous cycle, focused investments that deliver strong returns, fueling near-term growth and additional investments.

As our Q1 results demonstrate, our strategies are delivering great returns, and we'll continue to make targeted investments to drive long-term profitable growth.

The growth in Q1 was powered by our largest businesses. When our largest businesses have momentum, we're able to deliver the level of growth and profit leverage we are reporting today. We saw double-digit revenue expansion in each of our largest geographies, notably North America, Western Europe and China, driven by deeper and more tailored execution of our category offense in each market. Growth in these geographies accelerated in the quarter, and profitability grew faster than revenues.

Our Q1 growth was broad-based across categories, with particular strengths in our largest performance category such as Basketball, Running and Global Football, as well as in Sportswear.

While every product type reported higher revenues for the quarter, we posted 18% growth in Footwear, our largest and most profitable business. And while we delivered double-digit growth in wholesale revenues, DTC grew even faster.

With that introduction, I'll now recap our Q1 results.

NIKE, Inc. first quarter revenue grew 15% on both a reported and currency-neutral basis. NIKE Brand revenue increased 15%, and Converse revenue increased 16%. NIKE Brand futures orders grew 14% on a currency-neutral basis, driven by a 9% increase in units and a 5% increase in average selling price. The increase was led by double-digit growth in North America and both European geographies, including strong growth in Sportswear, Basketball, Running and Women's Training.

On a reported basis, futures grew 11%, reflecting weaker international currencies, particularly in Japan, Argentina, Russia and Turkey.

First quarter diluted EPS increased 27% to $1.09, driven by strong revenue growth and gross margin expansion, partially offset by increased SG&A investments. EPS also benefited from a lower tax rate and reduced share count, which together accounted for about 9 points of EPS growth.

Gross margin increased 170 basis points in the quarter, driven by higher average selling prices, a mix shift to higher-margin products, the continued strength of our DTC business and a modest FX tailwind. Gross margin also benefited from a mix shift to higher-margin geographies. These upsides more than offset downward pressure from product input cost inflation.

Gross margin for the quarter was better than expected, primarily due to a more significant mix shift to higher-margin products and geographies as well as stronger revenue growth in our DTC business.

Driven primarily by World Cup marketing, Q1 demand creation increased 23%, lower growth than we projected 90 days ago. As Trevor noted earlier, our World Cup marketing in Q1 was highly effective driving energy around the world and across categories. As a result, we decided to shift some demand-creation investment to the balance of the year to support upcoming brand and product initiatives.

Operating overhead grew 19% in Q1, reflecting investments in DTC, digital innovations and infrastructure.

Other expense, net, was $3 million for the quarter, down significantly from Q1 of FY '14 when exchange rate movements in developing markets led to significant currency conversion losses. The effective tax rate for the first quarter was 21.7%, better than expected due to the resolution of tax audits in several jurisdictions and an increase in earnings from operations outside the U.S., which are generally subject to a lower tax rate.

Our return on invested capital continues to be strong as ROIC reached 26.2%, 70 basis points above last year. Inventories at August 31 were up 14% year-on-year and remain healthy overall, with the majority of the growth driven by North America and Europe as well as the expansion of our DTC business around the world. Our primary areas of focus for inventory management are Brazil and Mexico, where we continue to balance supply and demand to position those markets for ongoing growth.

Now let's take a look at our performance by segment. In North America, Q1 revenue increased 12% on both a reported and currency-neutral basis, led by double-digit growth in Basketball, Women's Training and Global Football. For the quarter, footwear revenue increased 15% while apparel grew 10%. Direct to Consumer revenues increased 22% in Q1, driven by 11% comp store sales growth and significantly higher NIKE.com revenues. On a reported basis, Q1 EBIT for North America grew 19% due to strong revenue growth and gross margin expansion.

For Q1, Western Europe revenue grew 25% on a currency-neutral basis, with double-digit growth across all territories and categories. As both Mark and Trevor discussed, we're very pleased with the results of our work to develop an integrated marketplace with engaging, differentiated retail presentations. Both DTC and wholesale revenues advanced strongly for the quarter.

On a reported basis for Q1, Western Europe revenue increased 32% while EBIT jumped 52%, driven by revenue growth and gross margin expansion as well as the translation benefit of a stronger euro.

In Central and Eastern Europe, currency-neutral revenues rose 9% with growth across all key categories except Action Sports and all territories except Russia and Israel. We continue to closely monitor the situation in these markets and remain focused on the things we control, building strong consumer connections, leading with innovative products and managing a healthy marketplace.

Overall, we're pleased with our results in Central and Eastern Europe and remain confident in these geographies' growth prospects.

On a reported basis, revenue for Central and Eastern Europe grew 7% but EBIT declined 16%, reflecting FX headwinds, particularly in Russia, lower gross margins and SG&A investments to support the World Cup.

In Greater China, currency-neutral revenue grew 20% for the quarter, with double-digit growth in our 3 largest categories: Sportswear, Basketball and Running. As Trevor discussed, we're seeing the results of our strategies to sharpen our product assortments and reset the marketplace.

On a reported basis for Q1, China revenue rose 18%, while EBIT grew 28% as higher revenues and gross margin expansion more than offset the impact of SG&A investments in DTC and our new Shanghai campus.

On our last earnings call, we projected revenues in China to grow at a somewhat faster rate in Q1 than for the full year due to changes in seasonal product flow and significant variations in prior year comparisons. Q1 growth was even stronger than we expected due to higher DTC revenue growth and at-once sales. We expect these trends to continue driving FY '15 revenue growth for China to a low to mid-teens rate, with the growth heavily weighted to the first half.

In the Emerging Markets, currency-neutral revenues increased 10%, reflecting revenue growth in every territory except Mexico and our Latin American distributors. From a category perspective, the growth was led by double-digit growth in Sportswear, Running, Global Football, Basketball and Women's Training. On a reported basis, Q1 revenue for the emerging markets grew 4% but EBIT declined 26% as a result of marketing investments in the World Cup and FX headwinds in a number of markets.

We remain confident in the significant growth potential of this geography. And as Trevor discussed, we're focused on doing the right things now to evolve these developing marketplaces and further strengthen our brand to generate sustainable, profitable growth for years to come.

First quarter revenue for Converse increased 16% on a reported and currency-neutral basis, driven by market conversions in Europe and Asia as well as continued growth in direct distribution markets such as the U.S. and the U.K.

EBIT increased 10% for the quarter as revenue growth was partially offset by investments in DTC and infrastructure to support the brand's long-term growth and profitability.

We entered FY '15 with tremendous brand and business momentum that drove outstanding Q1 financial results. Our updated FY '15 guidance reflects continued momentum over the remainder of the year, fueling strong growth in revenue and EPS as well as enabling continued investments for sustainable, profitable growth.

For revenue, we now expect constant dollar growth for Q2 and full year in the low double digits. This accelerated growth reflects robust consumer demand in our largest markets and categories, with particular strength in our DTC business. Our current outlook for reported revenue growth is 1 to 2 points lower, reflecting the stronger dollar. We now expect gross margin for Q2 to expand by 125 to 150 basis points. This is above our prior expectations as our strategies to increase average selling prices continue and growth in our higher-margin businesses, including DTC, continue to accelerate.

These benefits will help to offset increases in product input costs, particularly labor, and our actions to clear excess inventory in the emerging markets geography.

In addition, given current exchange rates, we expect FX will have a neutral impact on gross margin for the balance of the year versus the benefit we recorded in Q1. For the full year, we now expect gross margin expansion of about 125 basis points.

As both Mark and Trevor discussed earlier, our growth strategies are working and we'll continue to invest in them. We expect demand creation to grow at a low double-digit rate for Q2 and at a high single-digit rate for the full year. Operating overhead is expected to grow at a high-teens rate for Q2 and at a mid- to high-teens rate for the full year, reflecting higher variable DTC expenses as well as investments in digital innovation and key operating capabilities.

For full year FY '15, we now expect the effective tax rate will be approximately 24.5%.

Overall, assuming no material changes in FX rates, we expect earnings per share to grow at a high-teens rate for Q2 and about 20% for the full year, reflecting strong top line momentum and continued gross margin expansion, partially offset by strategic investments in our biggest growth drivers.

Q1 was a great start to the fiscal year, and we remain confident in our ability to drive strong growth and deliver shareholder value. We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: My first question is on China. Don, you had mentioned that you expect the growth to be stronger in the first half than the second half. What happens in the second half that gives you a little less confidence that you can achieve that same level of growth that you expect from the first half?

<A – Don Blair>: Yes, it's really not related to this year's momentum. It's really the comparisons to the prior year. We do believe that we've really seen fantastic improvement in that marketplace. And so this is not a belief that there's any lack of momentum in the back half. It's really the comparisons to the prior year.

<Q – Kate McShane >: Okay. And then my second question has to do with the category offense in Europe. It sounds like Women's is really starting to work very well. And I wondered if, in regards to just the overall category offense in Europe, will we see another wave or another level of category offense for Women in Europe now? Or is it all happening concurrently?

<A – Trevor Edwards>: Yes, just to hit on the category offense, of course, we're obviously very pleased with the results that we're seeing in Western Europe. And it really comes back to the decisions we made a couple of years ago when we decided to really reset the offense and really get focused on the category offense in Western Europe with a more centralized model, which allowed us to get closer to our accounts and work with them to really help expand the marketplace. So we're seeing tremendous benefit actually come from that. So strong resonance with consumers. Around the Women's business specifically, yes, we have now, as we said, focused on both our Running, our Women's Training as well as our Sportswear business. That offense is actually running in Europe. And again, we're also seeing a really increased drive around distinctive [ph] culture building around Women in Western Europe. So we feel very confident about the growth that we're seeing. And more importantly, we feel very positive about the long-term potential of the opportunity in Western Europe and actually around the world.

Operator: Omar Saad, ISI Group

<Q – Omar Saad>: First question, the e-commerce number this quarter was just kind of through the roof, the acceleration from last quarter and from last year and off of a really kind of a very high growth rate already. Did something change? Did you open up new market, in terms of the digital e-commerce front, is there a new logistical capability there? What are the -- what's the underlying driver of that pretty significant acceleration? And then is that sustainable? Do you have the logistics and the inventory in place to kind of maintain that type of growth rate there?

<A – Mark Parker>: Let me just jump in. It's Mark. The -- we're very bullish on our e-commerce opportunity. We've invested quite heavily in improving our capabilities, operational capabilities, our supply chain. We're seeing, again, the category offense really resonate through dot com. Obviously, it's for a channel where a lot of consumers are shifting and moving. Women's business is up significantly in that mix. Our customization, our NIKEiD, up significantly. Running, Sportswear, really across the main key categories, we're seeing tremendous resonance in that channel. This will continue to be a major growth opportunity for NIKE and definitely a source of further investment. We think that the return on this investment will be as strong, frankly, as anywhere we have in the company. Very bullish, top, top priority for the company and continued opportunity for growth and profitability.

<A – Trevor Edwards>: And one of the things I'll just add to that would be on -- usually, the category offense, we're able to basically segment and understand how to grow the Running business, the Women's business, each of the different dimensions of the business, so that our teams are squarely focused on doing that. So we think that's also really helping to accelerate the growth that we're seeing in the e-commerce business.

<Q – Omar Saad>: And then switch gears on my second question. Around the endorsement strategy, the sports marketing assets, you had some things happened over the last 90 days or so. You're able to keep Kevin Durant. It sounds like Manchester United contract moved somewhere else. How do you think about it philosophically, strategically? Or how should we think about it, where you want to make those investments, in which cases you might not want to make those investments? And is it -- or is it no rule of thumb, it's really just individual case by case, where you see the opportunities?

<A – Trevor Edwards>: Yes, well, first, I'll start by just saying that obviously, we believe very much in the power of sport and athletes to inspire people. So we're, obviously, very focused behind that. And obviously, some of the things that have been happening, there's been quite a mix in the marketplace. Obviously, some issues are serious and concerning to us. On the other side, you had some great opportunities with some great athletes like Kevin Durant, and our ability to re-sign those athletes. So from our perspective, we really line up how we connect and sign the right athlete really based on where we see the biggest growth opportunities. We align those 2 things out and we make sure that we find the athletes and the teams that can inspire consumers, at the same time, make sure that we can use that to then drive our business. And we remain singularly focused on that.

<A – Mark Parker>: The athletes aren't just a source of -- or a platform to promote the brand and to get brand exposure. They're the source of insights that we get. The relationships we have with the athletes are really what drives the innovation that ultimately drives our business and our growth potential. So that's been there since day 1. That will continue to be the case moving forward.

Operator: Robert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: Hey, 2 questions. The first, so the North American footwear growth, up strong, still up, I think, you guys said, I think, 15%. Any channels of distribution in North America that are outperforming that you could call out? And then the second question is the Sportswear double-digit growth, I think you mentioned it for North America, China and Europe. Can you remind us how long Sportswear has been growing at that rate? And sort of when the change was and what's driving that acceleration in that part of your business?
<A – Trevor Edwards>: Sure. Around North America first. I'd say that, obviously, we're seeing great momentum in North America. And we think it continues to demonstrate the power of the category offense, the ability for us to really connect with the consumer to make sure that we can drive the right products into the market, the most innovative products. And we're seeing incredible sell-through amongst all of our products and really, we're seeing it across channels, across all the different channels. It is pretty balanced in terms of the strength. So really, on every dimension, as we mentioned, we're just seeing great growth. One other thing is we're very proud of the relationships that we have with our wholesale partners, our retail partners, because they really are working with us to better dimensionalize the market so we can continue to grow it. So we're seeing just great growth from that. Then specifically around Sportswear, if you recall, over a couple of years, we've certainly seen Sportswear business grow double digit, certainly on the premium part of the business. Where we saw the lagging part was certainly around the more entry-priced opportunity. We're seeing that business really strengthen, too. So that's really helping to buoyant the results that you're seeing around Sportswear. So again, it's when all the pieces start to work together, both footwear, apparel, as well as both the premium and also the entry business, and we're seeing that really play in all the markets that you mentioned.

Operator: Robert Drbul, Nomura Securities

<Q – Bob Drbul>: The first question that I have is I think DTC, up 30; e-commerce, up 70. Do you believe that you're seeing any signs of potential cannibalization with your wholesale/retail partners anywhere?

<A – Trevor Edwards>: No. No, I wouldn't say that. Like I'd mentioned before, the thing that we've been able to put in place is this idea of an integrated marketplace, and DTC plays a role of being a complementary part to the marketplace. So we're able to actually bring more dimension to the market by serving unique segments, not allowing the market to be more segmented and more differentiated. And we believe that's driving incredible amounts of growth. The other piece that we've talked about is the idea of us being a better retailer ourselves so we can be a better wholesale partner. And that is actually working, so we're able to transfer a lot of the learnings that we have done in our own stores, working with our retail partners around the world to accelerate their businesses, too.

<Q – Bob Drbul>: Great. And then my second question is on -- around the NFL business, can you just comment on sort of the sales trends of the jerseys and the sportswear? And specifically, I can't seem to find a Richard Sherman jersey for my son. And I was just wondering if you could maybe talk to the process of selection on which athletes you're choosing for the jerseys these days.

<A – Trevor Edwards>: I will try and find out exactly where your son is and make sure he gets that.

<A – Kelley Hall>: Bob, I'll help you with that. Go ahead, Trevor, and answer the business question.

<A – Trevor Edwards>: But on the -- the NFL business continues to perform really well. And so we have a great relationship, a great partnership with the NFL, and we continue to see the jersey business grow. It didn't grow as fast as it did the prior year, and that's obviously because we had brought obviously newer uniforms in, but we certainly see good growth in our NFL business.

Operator: Jim Duffy, Stifel Nicolaus

<Q – Jim Duffy>: A couple of questions. The first, increases in ASPs in the futures have been really impressive. What are the ongoing opportunities in ASP? And what's your feeling on the sustainability of that trend? And then secondly, what are some of the opportunities in the supply chain for efficiencies to offset some of the inflationary inputs that you're seeing?

<A – Trevor Edwards>: Yes, certainly, on the pricing side, what I would say is that we have been really focused on ensuring that we give the consumer the best value, really start there. And we're making sure that, given the strength of our brand and the power of innovation that we bring into the products, that we have the ability to really command a premium price. And we're able to do that not only in individual markets because we work specifically in each market to make sure that we're paying attention to the market dynamics so that we can obviously give the consumer the most value.

<A – Don Blair>: And I think, Jim, on the -- your second question about the supply chain, we're working, really, across the whole supply chain and harvesting opportunities all the way from manufacturing, modernization and implementation of things like lean manufacturing or improved human resource practices in the factories, doing some factory automation, as I said, all the way to more revolutionary technologies like Flyknit. We're also continuing to work on streamlining the whole supply chain and making sure that we're matching up the supply and demand as tightly as possible, which reduces closeouts and maximizes margins. So there's a tremendous number of opportunities. We feel that we're going to be able to continue to take advantage of some of those things as we work to offset input cost inflation.

<A – Mark Parker>: Yes, let me add that the manufacturing revolution focus is a big one for us. It's not only a place where we can see some margin opportunity by scaling some of these innovations that are, really, in a sense, game-changing, and I'm talking beyond Flyknit. We're on the verge of moving some other what we call manrev or manufacturing revolution innovations to a much larger scale. So there's a great opportunity there. And those processes actually allow us to create products that are more innovative at the same time to actually improve performance while we actually get some margin opportunity at the same time.

<Q – Jim Duffy>: Good to hear it. Don, some of the increase we're seeing on ASP, is that a function of the supply changes, better managing the flow of inventory and having less discounting?

<A – Don Blair>: We have seen some benefit to that in most parts of the world, certainly. But I think, Trevor said earlier that the improvements in ASP are really 2 things, it's really the value equation and how we approach the consumer from a pricing standpoint. It's also the tremendous strength of the top end of the market, the premium end of the market, driven by innovation. So if you look at the mix of our product, it's really been extraordinarily strong at the premium end, and it's really, as Trevor said, the value of putting the brand, the product and then compelling retail distribution in place, which lets you shift the market premium and maximize price.

Operator: Michael Binetti, UBS Investment Bank

<Q – Michael Binetti>: You've talked a bit about -- you told us a story about Western Europe a bit and made the analogy to the category offense strategy you put in, in the U.S. And I think you've injected a lot of those discipline so far over there. But can we maybe talk a little bit about some of the similarities you're able to capture and maybe some of the differences that you -- as you are now, I would say, in the middle innings of rolling that out in Europe? And maybe as we think longer-term about Western Europe, it's growing very well but you've seen higher margins there in the past, that obviously looks like opportunities. Is there an opportunity there to push above prior peaks with the category offense like you did in the U.S.? Or do you think that, for now, that market still needs some investment to get to what you think the potential is?

<A – Trevor Edwards>: Yes, around Western Europe, I think -- and speaking about, obviously, the similarities, the first thing I'd say, for example, what we did see earlier, we saw certainly a very rapid growth of our Running business in North America. And we saw that we were able to really grow the Running market in a substantial way. We saw that Western Europe was trailing in that respect. We're now seeing that actually take place in Western Europe. So as an example, we're seeing a lot of the ideas, a lot of things that were done in North America really play the same way in Western Europe. Having said that, we do execute sometimes slightly differently in some of those marketplaces. So recognizing where the consumer is different or they might approach it from a different perspective, we do make sure that we have tailored product offerings that will meet that specific consumer in that marketplace. The other part is just a matter of we're still in early days. And so when you think about we've got Running rolled out, we've obviously got an incredible focus on footwear, we're amplifying our business in terms of how we think about our category business. And then when you drill it down and you go into our markets within Western Europe, you're going to see more growth opportunity. So we're seeing great growth come out of Germany. We're seeing great growth come out of the U.K. So it's really a matter of making sure that we think about that as a portfolio in and of itself. That's what we believe helps us to continue to see even further growth. But we really are -- we see tremendous potential in this marketplace, and we're only just scratching the surface.

<A – Mark Parker>: We have a lot of confidence around our ability to leverage and scale best practices around the world, but then also at the other end, to tailor our product and marketing as needed, even down to the city level. So it's that combination I think that is really a part of NIKE's strength and our potential.

<Q – Michael Binetti>: And if I could ask you one follow-up. We've been seeing nice -- you guys have really, obviously, been focused on pricing. And we see the numbers go by, we've seen your disclosure, how much of that into the gross margins quarter-to-quarter. Could you talk about the pricing strategy a little bit there? And what I find to be counterintuitive is how you guys are getting such a nice benefit from pricing while a lot of other categories in the U.S., in particular, are seeing pricing pressure. How do you think about policing that to make sure you're protected from overheating down the road as you think about your higher-level pricing strategy?

<A – Trevor Edwards>: Yes, well, a couple of things there. I think one of the things that we, I think, did a number of years ago is we've really embedded pricing into the way that we do the business every single day. So we're working on pricing at a style-by-style level, at a market-by-market level and making sure that, ultimately, we deliver the value to the consumer. At the same time, we do believe the power of our brand and our ability to bring more innovation to the market is really helping to drive a premium position. And we've seen it really in every market around the world, where the consumer is definitely trending towards premium products. Well-made with great innovation is certainly resonating with the consumers. And so -- but again, we do stay very mindful of the market situations in every market to make sure that we remain competitive and attack it at all different price points.

<A – Don Blair>: And I'd add one other thing, too. In our organization, the people who are really on the front-line from a pricing and a consumer value standpoint are the merchants. So this is a set of decisions that the people who are at the marketplace are really driving that strategy.

Operator: Eric Tracy, Janney Montgomery Scott

<Q – Eric Tracy>: Mark, if I could follow-up on the commentary on the manufacturing revolution, completely agree with you with that being potentially game-changing. And I think this is kind of the first time we'd heard the potential that, that could be sooner rather than kind of a long-term opportunity. Could you just speak to, again, specifically beyond Flyknit, is it 3D printing, is it other disruptive technologies that are in play? Again, the timing of when you might be able to scale that and what that level of penetration might look like?

<A – Mark Parker>: Yes, I'm not going to go into great detail here and now, but I will say that these breakthroughs really come in the shorter term, the midterm and the long term. We've got a steady flow of innovations beyond Flyknit to speed up our manufacturing, to make the whole process of manufacturing more efficient, more sustainable and offset some of those higher input costs. Specifically, 3D printing, that has tremendous opportunity for us. That's a bit on the longer road side of things, but we intend to be on the forefront of that potential. And there's other things that I don't want to get into at this point that will start to make a more meaningful impact over the next 1 to 3 years.

<Q – Eric Tracy>: Okay. Fair enough. And then if I could switch gears. As we think about heading into the Brazil Olympics, clearly, a little bit of a macro downtick there as well as just some of the distribution issues across the Lat Am region, how do we think about sort of managing the emerging market business into that? Do you double down from an investment and sort of demand-creation standpoint? Do you manage back on that? Again, that's much bigger in terms of showcasing the NIKE Brand on a global level, but anything kind of reason-specific we should think about into that event?

<A – Trevor Edwards>: Yes, I'd say first that the brand is very strong in Brazil. It's very strong in Latin America. And in fact, the World Cup, obviously, was a great example of -- it was tremendous success for us. I think what we're doing -- what you're seeing around Latin America right now is certainly some macroeconomic headwinds that we're working through. What we're essentially trying to do is make sure that we're taking prudent steps to proactively manage the flow of product into the marketplace to make sure that the market can actually remain healthy for both us as well as for our retail partners. And that's really what we're doing. So it's more about making sure that we balance it. For the long term, we are tremendously enthusiastic about the opportunity that lies in the Brazilian market and in Latin America. Very high sports markets. Consumers have a very good passion for the brand and, certainly, passion for sports. So we really are very bullish about that market long term.

Operator: David Weiner, Deutsche Bank

<Q – David Weiner>: So I wanted to ask about the North American Running business. I think you gave some color on some of the footwear and apparel SKUs products that did well. But I was wondering if you could dig a little bit deeper into the consumer and kind of what are they looking for in a product and if that's changing at all as we go into the holidays. And then also, I'm not sure if you gave a performance number for how North American Run did, but if you could do that, that would be great.

<A – Trevor Edwards>: Yes, around Running. Obviously, Running is our heritage and it's obviously our largest performance category. And we continue to see great growth in our Running business. In fact, the Running business grew double digits this year on top of double digits last year. So it certainly is still driving. What we're seeing in the category of Running, certainly around runners, we're obviously seeing the Women's business grow at a great clip. So we're seeing strong growth among -- around the Women's business but also amongst the premium business. So that consumer continues to want more dimension. And I would say also, we're seeing great things like focus on technology and certainly the focus on color and all of those things are starting to drive that marketplace. The other parts of the Running business is also the apparel. We're seeing a great growth around premium apparel in Running. Now the one area that, again, we continue to see opportunity for us is strengthening our product line certainly around the more lower price points. And this is what Mark always speaks about, the complete offense. And this is the opportunity where we can really focus in more around our core business and really make sure that we strengthen that. But all in all, the Running business is still strong and we obviously can see the pipeline that's going to be coming so we feel very confident about the continuation of driving the Running business in North America.

<A – Don Blair>: Yes, and unfortunately, we do not give category level information for our geographies.

<A – Kelley Hall>: Okay. Well, thank you, everyone, for joining us, and we will look forward to talking to you at the end of the next quarter.